China Fire & Security Group, Inc. Announces $31.0 Million Contract with Shougang Jingtang Steel and Iron Corporation

BEIJING, November 26, 2007 — China Fire & Security Group, Inc. (NASDAQ: CFSG) (“China Fire” or “the Company”), a leading industrial fire protection products and solutions provider in China, announced today that the Company was notified by Shougang Jingtang Steel and Iron Corporation (“Shougang Jingtang Steel”) that the Company has won an open bid and awarded a contract valued at approximately $31.0 million.

Located in Caofeidian of Hebei Province, Shougang Jingtang Steel was recently established as a new joint venture between Capital Iron and Steel Group (“Capital Steel”) and Tangshan Steel and Iron Group, with equity interest of 51% and 49% respectively. Located in Beijing, Capital Steel is the third largest iron and steel manufacturer in China with an annual product output of over 12.5 million tons in 2006. With a total investment of $8.7 billion over the next 3 years, Shougang Jingtang Steel has a designed production capacity of 9.0 million tons of iron, 9.7 million tons of steel and 9.1 million tons of rolled steel a year. The 21-square-kilometer new plant will be built in three phases with the first phase operational at the end of 2008 and the completion of all the three phases in 2010. Shougang Jingtang Steel will completely replace Capital Steel’s old facilities in Beijing and become the country’s largest steel production base. Per the terms of the bid, China Fire will provide an automated fire protection system which includes the Company’s patented 8000-Series linear heat detectors and anti-false-spray water mist fire extinguishing systems for the phase one of Shougang Jintang Steel to ensure the fire safety of all the production facilities and the power supply systems. The industrial fire protection system to be built for Shougang Jingtang Steel is the first project that is in full compliance with the new fire codes for the iron and steel industry introduced in April of 2007. China Fire expects to recognize this new contract as revenue in 2008.

“Chinese Premier Wen Jiabao recently stated that China plans to close down outdated iron foundries with a total production capacity of 100 million tons and outdated steel mills with a total production capacity of 55 million tons between 2006 and 2010. China Fire sees more business opportunities with China’s top-tier iron and steel companies in their expansion projects to replace the outdated production facilities now and in the years ahead. This successful win over other competitors in the phase one of Shougang Jintang Steel’s project is the largest contract in our history and we expect to win more contracts in the following two phases. We are very excited on this project win which demonstrates China Fire’s unparalleled competitive advantage to benefit from the evolution of the iron and steel industry in China,'' commented Mr. Brian Lin, CEO of China Fire.

“Caofeidian Industrial Zone is located near Tangshan, Hebei Province, with a total of 43 industrial projects committed or under construction, and with a total investment of approximately RMB 201 billion ($27.2 billion), according to sources from the Caofeidian Industrial Zone Administration Commission. Projects under planning currently include a 12- to 15-million-ton oil refinery, a 1-million-ton ethylene project and a 4.8-million-kw thermal power plant. The contract win from Shougang Jintang Steel may herald our success with other fire protection projects that we are bidding in Caofedian. As a leading industrial fire protection solution provider, we are confident that China Fire is well positioned to benefit not only from the iron and steel industries, but also from the build-outs of other industrial facilities,” concluded Mr. Brian Lin.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (Nasdaq: CFSG - News), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sale and maintenance services of a broad product portfolio including the detection, controller, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 43 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as ''believe,'' ''expect,'' ''may,'' ''will,'' ''should,'' ''project,'' ''plan,'' ''seek,'' ''intend,'' or ''anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other ''Risk Factors'' contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Robert Yuan
Tel: +86-10-84417848
Email: ir@chinafiresecurity.com